                                                                    NEWS RELEASE



                                                                     John Ambler
                                                                  (713) 345-3638

ENRON BOARD APPROVES PROPOSAL
TO CREATE NEW INTERNATIONAL COMPANY

FOR IMMEDIATE RELEASE: Friday, May 9, 2003

         HOUSTON - Enron Corp. announced today that its Board of Directors has elected to create a new international energy company comprised of the majority of its international energy infrastructure businesses and to terminate the sales effort associated with its interests in those businesses.

         The new company, temporarily referred to as "InternationalCo," is expected to be governed by an independent board of directors and given protection from joint and several Enron group liabilities associated with the Enron bankruptcy.

         It is anticipated that shares of InternationalCo would be distributed to creditors in connection with implementation of the company's plan of reorganization. The formation of InternationalCo will require various board, bankruptcy court and other approvals, as well as the consent of the Official Unsecured Creditors' Committee.

         "After an extensive auction process and review, we determined that moving forward with InternationalCo was the best way to maximize value, which ultimately will be distributed to our creditors," said Stephen F. Cooper, Enron interim CEO. "We have continued to work with Enron's Creditors' Committee throughout the process and, under the current circumstances, they are supportive of this decision."

         InternationalCo is expected to hold all or a portion of Enron's interests in its international electric and natural gas utilities and pipelines including Elektro, SK-Enron, Cuiaba, Vengas, Trakya, the Bolivia to Brazil Pipeline and Transredes, Nowa Sarzyna and interests in several other energy infrastructure businesses located primarily in Central and South America and the Caribbean. A detailed listing of the entities, and Enron's ownership interests in them, can be viewed at http://www.enron.com/corp/pressroom/icoassets.html.

         The transfer of these interests to InternationalCo is subject to various third-party, lender and regulatory consents and approvals. Enron reserves its rights to remove any of these interests from InternationalCo and to add interests in other international energy infrastructure businesses to InternationalCo.

         As previously announced, Enron's board voted last month to move forward with the creation of a new pipeline operating entity, which includes Enron's interests in Transwestern Pipeline Company, Citrus Corp., and Northern Plains Natural Gas Company. Enron also is continuing with the auction process for the sale of certain major assets, including Portland General Electric Company, EcoElectrica, Sithe/Independence Power Partners, and Compagnie Papiers Stadacona, as well as other assets in the Enron estate.

         The company is filing an 8-K with the Securities and Exchange Commission detailing today's Board action. That filing can be viewed on the Enron website and at http://www.enron.com/corp/investors/sec/2003/2003-05-09-8-K.pdf. As stated in the filing, and previous filings related to Enron's bankruptcy, the company believes the existing Enron equity has and will have no value and that any plan under chapter 11 of title 11 of the United States Code confirmed by the bankruptcy court will not provide the company's existing equity holders with any recovery. Enron's existing equity holders will not receive any shares in InternationalCo or the new pipeline company.

         Enron's Internet address is www.enron.com.


                                       ###